Exhibit 2.3

                              CERTIFICATE OF MERGER
                                       OF
                        ENTRUST FINANCIAL SERVICES, INC.
                            (A COLORADO CORPORATION)
                                      INTO
                        ENTHRUST FINANCIAL SERVICES, INC.
                            (A DELAWARE CORPORATION)

It is hereby certified that:

      1. The constituent business corporations participating in the merger herein certified are:

      (i) Entrust Financial Services, Inc., which is incorporated under the laws of the State of Colorado ("Entrust Colorado") and has authorized capital consisting of 101,000,000 shares of, $.0000001 par value per share, capital stock, of which 100,000,000 are common stock and 1,000,000 are preferred stock; and

      (ii) Enthrust Financial Services, Inc., which is incorporated under the laws of the State of Delaware ("Enthrust Delaware").

      2. An Agreement and Plan of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the Delaware General Corporation Law, to wit, by Entrust Colorado in accordance with the laws of the State of its incorporation and Enthrust Delaware in the same manner as is provided in Section 251 of the Delaware General Corporation Law.

      3. The name of the surviving corporation in the merger herein certified is Enthrust Financial Services, Inc., which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the Delaware General Corporation Law.

      4. The Certificate of Incorporation of Enthrust Delaware, as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the Delaware General Corporation Law.

      5. The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows:

                                47 School Avenue
                            Chatham, New Jersey 07928

     6. A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

     7. The effective date of the merger herein certified shall be January 11, 2007.

                           [SIGNATURE PAGE TO FOLLOW]

Executed as of January 3, 2007.

                                  ENTHRUST FINANCIAL SERVICES, INC.
                                  a Delaware corporation

                                  By: /s/ Arnold P. Kling
                                     -------------------------
                                          Arnold P. Kling
                                          President

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